EXHIBIT 99.1

Dear Fellow Shareholders,

The trend is our friend. Some might call it a revolution, but intimacy products are being advertised and distributed through retail channels never before imagined (see www.soap.com).  You can now purchase a wide range of “sex toys” and Liberator gear from mass-marketers like Walgreens.com without the fear of embarrassment or concerns of impropriety, because now they are marketed under the heading of “Sexual Wellness”.

We view this as a great opportunity for our company.  The mainstreaming of the product category under the moniker of Sexual Wellness has opened up new outlets for Liberator products including drug chains, big-box stores, niche catalogers, lingerie boutiques, convenience stores and many others.  Unlike adult retailers who now have to concern themselves with huge mainstream competitors, these competitors for us represent a whole new group of wholesale customers who are looking to this sexual wellness category for increased sales and profitability.  As one of the few branded, advertised categories they typically add Liberator to their offering from the onset.

This past year we expanded our product line and brand categories as well as created new Liberator designs that integrate with other sexual enhancement devices.  We also created mainstream packaging, developed smaller versions of Liberator Shapes for the retail boutiques, and lowered prices of certain products for distribution through mass market channels.

This week we introduced the Liberator “Home Collection”; inspired by the book “Design Your Life” by Ellen and Julia Lupton, who describe and illustrate how to infuse Liberator gear into the master bedroom bedding and décor. As Liberator is the only sexuality product in the book, we believe that this is just another indication that we have already crossed over to mainstream as both a brand and a product category.  To see this new offering, please visit www.liberator.com.

As from our beginning, we take great pride in manufacturing and investing in USA made goods.  We now employ 120 co-workers this holiday season and are gearing up for the Valentine’s Day buying season as well. During the first quarter of fiscal 2011, we acquired an additional overhead conveyor system for our sewing team and also installed higher volume manufacturing equipment for foam processing.  This allows us to be more competitive with foreign labor while lowering inventory balances and reducing delivery times during peak season.  It also offers our co-workers the opportunity to earn a living wage proportionate with their individual output and productivity.

Meeting our environmental and corporate responsibilities, we have made considerable progress re-purposing our polyurethane foam trim into viable consumer products under the Jaxx brand offered under www.studiooneup.com.  Today you will find Jaxx beanbags in major online retailers including Costco, Brookstone, and Target.

Regarding the Liberator, Inc. merger into WES Consulting, Inc., we have submitted a preliminary Form14C information statement and it is being reviewed by the Securities and Exchange Commission.  When they have concluded their review, we will file the definitive information statement and mail it to shareholders and, after a 20 calendar day waiting period, file the proposed name change from WES Consulting, Inc. to Liberator, Inc. We will also provide FINRA with notice of our name change to “Liberator, Inc.”

I believe that the first quarter of fiscal 2011 (the three months ended September 30, 2010) marked a turning point in your Company’s development.  Despite reporting a loss for the first quarter, we experienced a 29% growth in sales revenue, year-over-year.  This marks the fourth consecutive quarter of double-digit revenue growth after the 38% growth during the fourth quarter, the 11% growth during the third quarter and the 12% growth in the second quarter.

I wish you the best for the holiday season and encourage you to visit with us when in Atlanta.

Sincerely,

Louis Friedman
President and CEO

Here are our results for the first quarter ended September 30, 2010, and the comparable period of last year:

	Three Months Ended
	9/30/2010	9/30/2009
	(In thousands, except share data)
Net sales	$2,624	$2,035
Cost of sales	1,704	1,377

Gross profit	920	658
Selling, general administrative & other expense	1,163	1,173

Loss before income taxes	(243)	(515)
Income tax expense	-	-

Net loss	$(243)	$(515)

Net loss per share — basic (a)	$(0.00)	$(0.01)
Net loss per share — diluted	(0.00)	(0.01)

Weighted average shares outstanding - basic (a)	63,183	60,070
Weighted average shares outstanding - diluted	63,183	60,070

Here are our results for the fourth quarter and the twelve months ended June 30, 2010, and the comparable periods of last year:

	Three Months Ended			Twelve Months Ended
	6/30/2010		6/30/2009	6/30/2010	6/30/2009
	(In thousands, except share data)			(In thousands, except share data)
Net sales		$2,852	$2,062	$11,080	$10,261
Cost of sales		1,981	1,691	7,400	7,145

Gross profit		871	371	3,680	3,116
Selling, general administrative & other expense		1,258	3,265	4,714	6,703

Loss before income taxes		(387	(2,894)	(1,034)	(3,587)
Income tax expense		-	-	-	-

Net loss	$	$(387)	$(2,894)	$(1,034)	$(3,587)

Net loss per share — basic (a)		$(0.01)	$(0.06)	$(0.02)	$(0.07)
Net loss per share — diluted		(0.01)	(0.06)	(0.02)	(0.07)

Weighted average shares outstanding - basic (a)		63,130	45,700	62,103	48,342
Weighted average shares outstanding - diluted		63,130	45,700	62,103	48,342

(a)	Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	9/30/2010	6/30/2010
Current assets	$1,919	$2,070
Non-current assets	1,058	1,078
Current liabilities	2,843	2,750
Non-current liabilities	1,112	1,137
Stockholders’ deficit	(978)	(738)